                                                  EXHIBIT 4B


                        WAVERLY, INC.

                    ARTICLES OF AMENDMENT


         WAVERLY, INC., a Maryland corporation having its

principal office in Baltimore City, Maryland (hereinafter

called the "Corporation"), hereby certifies to the State

Department of Assessments and Taxation of Maryland that:

         FIRST:  The Charter of the Corporation as restated

on May 2, 1988, is hereby amended:

         (l)  By striking out Article FIFTH and by inserting

in lieu thereof the following:

              FIFTH:    (a)  The Corporation shall have 14
         directors divided into three classes, Class A, Class B and Class C, the members of each class to serve for terms of three years each, the term of one class to expire at each annual meeting beginning with the annual meeting to be held in 1992. The directors elected at the annual meeting in 1991 are hereby divided into the following classes to serve for the terms indicated:

         Class A, whose terms will expire at the annual meeting in 1992:

         Barbara J. Bonnell
         Donald W. Dick, Jr.
         Carolyn Manuszak
         E. Magruder Passano, Jr.
         Rodney G. Stieff

         Class B, whose terms will expire at the annual meeting in 1993:

         Samuel G. Macfarlane
         Edward M. Passano, Sr.
         William M. Passano, Jr.
         Oliver S. Travers, Jr.

         Class C, whose terms will expire at the annual meeting in 1994:

         David J. Callard
         Edward B. Hutton, Jr.
         John F. Spahr, Jr.
         Dr. Richard S. Ross
         Dr. Michael Urban

              (b) The stockholders may elect a successor to fill a vacancy in the Board of Directors caused by the removal of a director, and the successor shall serve for the balance of the term of the removed director. The affirmative vote of at least 80% of the remaining directors who have been in office for at least two years or since the date of the 1991 annual meeting, even if less than a quorum, shall be required to fill a vacancy resulting from any cause other than removal of a director or an increase in the number of directors. The affirmative vote of at least 80% of the entire board of directors who have been in office for at least two years or since the date of the 1991 annual meeting shall be required to fill a vacancy resulting from an increase in the number of directors. A director elected by the Board of Directors to fill a vacancy shall serve until the next annual meeting of stockholders and until his successor is elected and qualifies.

         (2)  By striking out paragraph (a) of Article SIXTH

of the Charter and inserting in lieu thereof the following:


              SIXTH:    (a)  The total number of shares of
         stock which the Corporation has authorization to issue is Twelve Million (12,000,000) shares of common stock of the par value of Two Dollars
         ($2.00) each with an aggregate par value of $24,000,000, and Five Hundred Thousand (500,000) shares of preferred stock, no par value. The aggregate par value of all shares having par value is Twenty Four Million Dollars ($24,000,000).

         (3)  By adding to paragraph (d) of Article SEVENTH

of the Charter the following:



              The Board of Directors shall have the power from time to time to classify or reclassify any unissued stock, whether now or hereafter authorized, by setting or changing the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications, or terms or conditions of redemption of such stock.

         (4)       By striking out paragraph (h) of Article

SEVENTH of the Charter and inserting in lieu thereof the

following:



              (h)  Notwithstanding any provision of law
         requiring any action to be taken or authorized by the affirmative vote of the holders of a designated proportion of the votes of all classes or of any class of stock of the Corporation, such action shall be effective and valid if taken or authorized by the affirmative vote of a majority of the total number of votes entitled to be cast thereon; provided, however, that a vote of eighty percent (80%) of the outstanding shares entitled to vote shall be required to remove a director from office, to fill a vacancy resulting from such removal, to amend Article FIFTH of the Charter, to alter, amend or repeal the Bylaws of the Corporation or to alter, amend or repeal this proviso to Paragraph
         (h) of Article SEVENTH of the Charter.

         SECOND:  The aggregate par value of all shares of

all classes of stock of the Corporation heretofore

authorized was $12,000,000, consisting of 6,000,000 shares

of common stock of the par value of Two Dollars ($2.00)

each.  The aggregate par value of all shares of all classes

of stock having par value as increased by this amendment is

$24,000,000, consisting of 12,000,000 shares of common stock of the par value of Two Dollars ($2.00) each.  This

amendment has the effect of increasing the aggregate par

value of all shares of all classes of stock of the

Corporation having par value by $12,000,000 and of creating

a new class of 500,000 shares of preferred stock, no par

value.

         THIRD:  The foregoing amendments to the Charter of

the Corporation were declared advisable by the directors of

the Corporation at a meeting duly convened and held on

February 28, 1991 and were approved at the annual meeting of stockholders of the Corporation duly convened and held on

April 29, 1991.

         FOURTH:  Notice setting forth the aforesaid

amendments of the charter (or a summary of the changes to be effected by said amendments of the charter) and stating that a purpose of the meeting of the stockholders would be to

take action thereon, was given as required by law to all

stockholders of the Corporation entitled to vote thereon.

The amendments of the charter of the Corporation as

hereinabove set forth were approved by the stockholders of

the Corporation at said meeting by the affirmative vote

required by the Corporation's charter and by law.

         IN WITNESS WHEREOF, WAVERLY, INC. has caused these

presents to be signed in its name and on its behalf by its

President and its corporate seal to be hereunto affixed and

attested by its Secretary.

         AND THE UNDERSIGNED, President of WAVERLY, INC. who

executed on behalf of said Corporation the foregoing

Articles of Amendment, of which this certificate is made a

part, hereby certifies that, to the best of his knowledge,

information and belief, the matters and facts set forth

therein relating to the authorization and approval of said

amendments are true in all material respects, and that this

statement is made under the penalties of perjury.


ATTEST:                      WAVERLY, INC.


/s/ E. MAGRUDER PASSANO, JR. By:  /s/ EDWARD B. HUTTON, JR.
E. Magruder Passano, Jr.,                      Edward B.
Hutton, Jr.,
Secretary                                 President